EXHIBIT 99.1

FOR IMMEDIATE RELEASE

INVESTOR RELATIONS:	MEDIA CONTACT:
916-403-2755	Joseph Hansen, Pacific Ethanol, Inc.
866-508-4969	916-403-2123
InvestorRelations@pacificethanol.net	jhansen@pacificethanol.net

PACIFIC ETHANOL, INC. ANNOUNCES THIRD QUARTER 2008 FINANCIAL RESULTS

Highlights

•	Net sales up 56% over Q3 of 2007 and up 64% over the nine months ended September 30, 2007
•	Gallons sold up 30% from Q3 of 2007 to 65.0 million gallons
•	Loss per diluted share of $0.98 for Q3 2008, which includes $26.6 million of non-cash asset impairment
•	EBITDA was negative $18.5 million for Q3 2008 and negative $6.8 million for the nine months ended September 30, 2008
•	Stockton plant commenced operations in the current quarter, thereby achieving the Company’s goal of 220 million gallons per year
•	Replaced Kinergy’s line of credit with a new $40 million credit facility during the quarter

Sacramento, CA, November 10, 2008 – Pacific Ethanol, Inc. (NASDAQ GM: PEIX), the leading West Coast-based marketer and producer of ethanol, today announced its financial results for the quarter ended September 30, 2008.

Three Months Ended September 30, 2008

For the three months ended September 30, 2008, the Company reported net sales of $184.0 million, an increase of $65.9 million, or 56%, compared to $118.1 million for the same period in 2007. This increase in net sales is primarily due to a substantial increase in sales volume, coupled with higher average sales prices. The Company’s sales volume increased by 15.0 million gallons, or 30%, to 65.0 million gallons, compared to 50.0 million gallons for the same period in 2007. The Company’s average sales price of ethanol increased by $0.34 per gallon, or 16%, to $2.45 per gallon compared to an average sales price of $2.11 per gallon in the same period in 2007.

Average corn prices for the Company increased 54% for the three months ended September 30, 2008 as compared to the same period in 2007. Gross loss for the three months ended September 30, 2008 totaled $20.3 million compared to gross profit of $4.8 million for the same period in 2007. The Company’s gross margin was negative 11.0% for the three months ended September 30, 2008 compared to a positive 4.0% for the same period in 2007. The gross loss for the three months ended September 30, 2008, was a direct result of highly volatile corn and ethanol prices, which contributed to the loss with a $5.6 million valuation adjustment of our inventories.

The Company’s net loss for the three months ended September 30, 2008 was $54.9 million compared to $4.8 million for the same period in 2007. The loss includes a non-cash asset impairment of $26.6 million associated with the Company’s suspended Imperial Valley project, which represents the net of $43.8 million in property and equipment and $17.2 million in construction–related liabilities.

Loss available to common stockholders for the three months ended September 30, 2008 was $55.7 million compared to $5.9 million for the same period in 2007. The Company reported loss per common share of $0.98 for the three months ended September 30, 2008 as compared to $0.15 for the same period in 2007. The Company’s weighted-average number of diluted shares outstanding for the three months ended September 30, 2008 totaled 56.7 million.

During the third quarter, the Company completed its goal of reaching 220 million gallons per year of capacity by completing construction of its 60 million gallon plant in Stockton, California.

Nine Months Ended September 30, 2008

For the nine months ended September 30, 2008, the Company reported net sales of $543.5 million, an increase of $212.4 million, or 64%, compared to $331.1 million for the same period in 2007. This increase in net sales is primarily due to a substantial increase in sales volume, coupled with modestly higher average sales prices. The Company’s sales volume increased by 58.2 million gallons, or 44%, to 191.0 million gallons, compared to 132.8 million gallons for the same period in 2007. The Company’s average sales price of ethanol increased by $0.21 per gallon, or 9%, to $2.43 per gallon compared to an average sales price of $2.22 per gallon for the same period in 2007.

Average corn prices increased 55% for the nine months ended September 30, 2008 as compared to the same period in 2007. Gross loss for the nine months ended September 30, 2008 totaled $4.2 million compared to gross profit of $31.2 million for the same period in 2007. The Company’s gross margin was a negative 0.8% for the nine months ended September 30, 2008 compared to 9.4% for the same period in 2007.

The Company’s net loss for the nine months ended September 30, 2008 was $98.3 million compared to net income of $0.3 million for the same period in 2007. The loss includes a non-cash asset impairment of $26.6 million associated with its suspended Imperial Valley project and a non-cash goodwill impairment of $87.0 million as result of completing its annual goodwill impairment test during the first quarter. Of the total goodwill impairment amount, $48.4 million related to noncontrolling interests of the Company’s variable interest entity, resulting in a net goodwill impairment of $38.6 million, which is included in the Company’s net loss for the nine months ended September 30, 2008.

Loss available to common stockholders for the nine months ended September 30, 2008 was $102.4 million compared to $2.9 million for the same period in 2007. The Company reported loss per common share of $2.14 for the nine months ended September 30, 2008 as compared to $0.07 for the same period in 2007. The Company’s weighted-average number of diluted shares outstanding for the nine months ended September 30, 2008 totaled 47.8 million.

Neil Koehler, the Company’s President and CEO, commented, “We saw unprecedented volatility in the corn and ethanol markets during the quarter and are disappointed with the resulting impact on margins. Despite the challenging operating environment, ethanol plays a significant and growing role in our nation’s transportation fuel supply. We are pleased to report that we’ve met our goal of building 220 million gallons of operational capacity in the Western United States. We are focusing on operating at industry leading efficiencies and growing the markets for our feed and fuel products. With the recent election results, we expect continued strong support for the Renewable Fuels Standard and the economic development, energy independence and carbon dioxide reductions that ethanol provides.”

Reconciliation of EBITDA to Net Income (Loss)

This press release contains, and the Company’s conference call will include, references to unaudited earnings before interest, taxes, depreciation and amortization, including goodwill and asset impairments (“EBITDA”), a financial measure that is not in accordance with generally accepted accounting procedures (“GAAP”). The table set forth below provides a reconciliation of EBITDA to net income (loss). Management believes that EBITDA is a meaningful measure of liquidity and the Company’s ability to service debt because it provides a measure of cash available for such purposes. Additionally, management provides an EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company’s performance on a period-over-period basis. EBITDA is not a measure of financial performance under GAAP, and should not be considered an alternative to net income or any other measure of performance under GAAP, or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Earnings Call
The Company will host a live conference call and webcast today at 10:00 AM EST / 7:00 AM PST. Neil Koehler, Chief Executive Officer, and Joseph Hansen, Chief Financial Officer, will host the call.

To listen to the conference call, United States callers may dial 800-510-9834. International callers may dial 617-614-3669. All callers should enter access code 99195862.

A link to the live audio webcast of the Company’s earnings conference call may be found on the Company’s website at www.pacificethanol.net.

Approximately one hour after the conclusion of the call, an audio replay of the call will be available. To listen to the replay, United States callers may dial 888-286-8010. International callers may dial 617-801-6888. All callers should enter access code 84624006. The replay will be available through November 24, 2008.

About Pacific Ethanol, Inc.
Pacific Ethanol is the largest West Coast-based marketer and producer of ethanol. Pacific Ethanol has ethanol plants in Madera and Stockton, California; Boardman, Oregon; and Burley, Idaho. Pacific Ethanol also owns a 42% interest in Front Range Energy, LLC which owns an ethanol plant in Windsor, Colorado. Central to Pacific Ethanol’s growth strategy is its destination business model, whereby each respective ethanol plant achieves lower process and transportation costs by servicing local markets for both fuel and feed. Pacific Ethanol has achieved its goal of 220 million gallons per year of ethanol production capacity in 2008 and has the goal to increase total production capacity to 420 million gallons per year in 2010. In addition, Pacific Ethanol is working to identify and develop other renewable fuel technologies, such as cellulose-based ethanol production and bio-diesel.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of Pacific Ethanol could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, the ability of Pacific Ethanol to obtain additional debt or equity financing, including additional working capital financing, or failing new sources of financing, the ability of Pacific Ethanol to reschedule or restructure its indebtedness; the ability of Pacific Ethanol to successfully capitalize on its internal growth initiatives; the ability of Pacific Ethanol to operate its plants at their planned production capacities; the price of ethanol relative to the price of corn and other inputs and the price of ethanol relative to the price of gasoline; and the factors contained in the “Risk Factors” section of Pacific Ethanol’s Form 10-K filed with the Securities and Exchange Commission on March 27, 2008 and the “Risk Factors” section of Pacific Ethanol’s Form 10-Q for the quarterly period ended September 30, 2008 to be filed with the Securities and Exchange Commission.

(tables follow)

PACIFIC ETHANOL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Net sales	$183,980	$118,118	$543,489	$331,123
Cost of goods sold	204,265	113,359	547,673	299,902
Gross profit (loss)	(20,285)	4,759	(4,184)	31,221
Selling, general and administrative expenses	6,731	5,920	24,275	23,742
Impairment of asset group	26,588	─	26,588	─
Impairment of goodwill	─	─	87,047	─
Income (loss) from operations	(53,604)	(1,161)	(142,094)	7,479
Other income (expense), net	(2,774)	(998)	(4,184)	312
Income (loss) before noncontrolling interest in variable interest entity	(56,378)	(2,159)	(146,278)	7,791
Noncontrolling interest in variable interest entity	1,523	(2,683)	47,939	(7,502)
Net income (loss) before provision for income taxes	(54,855)	(4,842)	(98,339)	289
Provision for income taxes	─	─	─	─
Net income (loss)	$(54,855)	$(4,842)	$(98,339)	$289
Preferred stock dividends	$(807)	$(1,050)	$(3,296)	$(3,150)
Deemed dividend on preferred stock	$ ─	$ ─	$(761)	$ ─
Loss available to common stockholders	$(55,662)	$(5,892)	$(102,396)	$(2,861)

Net loss per share, basic	$(0.98)	$(0.15)	$(2.14)	$(0.07)

Net loss per share, diluted	$(0.98)	$(0.15)	$(2.14)	$(0.07)

Weighted-average shares outstanding, basic and diluted	56,717	39,928	47,791	39,833

PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
ASSETS	2008	2007
	(unaudited)	*
Current Assets:
Cash and cash equivalents	$13,979	$5,707
Investments in marketable securities	7,452	19,353
Accounts receivable, net	30,837	28,034
Restricted cash	12,152	780
Inventories	33,279	18,540
Prepaid expenses	1,828	1,498
Prepaid inventory	2,403	3,038
Derivative instruments	195	1,613
Other current assets	3,884	3,630
Total current assets	106,009	82,193
Property and equipment, net	552,145	468,704
Other Assets:
Goodwill	--	88,168
Intangible assets, net	5,766	6,324
Other assets	9,689	6,211
Total other assets	15,455	100,703
Total Assets	$673,609	$651,600

*           Amounts derived from the audited financial statements for the year ended December 31, 2007.

PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS (CONTINUED)
(in thousands, except par value)

	September 30,	December 31,
LIABILITIES AND STOCKHOLDERS’ EQUITY	2008	2007
	(unaudited)	*
Current Liabilities:
Accounts payable – trade	$21,613	$22,641
Accrued liabilities	14,248	8,526
Accounts payable and accrued liabilities – construction-related	34,308	55,203
Contract retentions	948	5,358
Other liabilities – related parties	212	900
Current portion – notes payable	46,407	11,098
Short-term note payable	1,500	6,000
Derivative instruments	10,350	10,353
Total current liabilities	129,586	120,079

Notes payable, net of current portion	234,537	151,188
Other liabilities	3,493	1,965
Total Liabilities	367,616	273,232

Commitments and Contingencies
Noncontrolling interest in variable interest entity	47,936	96,082

Stockholders’ Equity:
Preferred stock, $0.001 par value; 10,000 shares authorized; Series A: 0 and 5,316 shares issued and outstanding as of September 30, 2008 and December 31, 2007, respectively Series B: 2,346 and 0 shares issued and outstanding as of September 30, 2008 and December 31, 2007, respectively	2	5
Common stock, $0.001 par value; 100,000 shares authorized; 57,779 and 40,606 shares issued and outstanding as of September 30, 2008 and December 31, 2007, respectively	58	41
Additional paid-in capital	478,231	402,932
Accumulated other comprehensive income (loss)	471	(2,383)
Accumulated deficit	(220,705)	(118,309)
Total stockholders’ equity	258,057	282,286
Total Liabilities and Stockholders’ Equity	$673,609	$651,600

*           Amounts derived from the audited financial statements for the year ended December 31, 2007.

Reconciliation of  EBITDA to Net Income (Loss)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands) (unaudited)	2008	2007	2008	2007
Net income (loss)	$(54,855)	$(4,842)	$(98,339)	$289
Adjustments:
Interest expense*	3,290	1,826	10,544	2,814
Interest income*	(59)	(912)	(264)	(4,117)
Income taxes	--	--	--	--
Goodwill and asset impairments*	26,588	--	65,224	--
Depreciation and amortization expense*	6,554	2,563	16,032	7,930
Total adjustments	36,373	3,477	91,536	6,627

EBITDA	$(18,482)	$(1,365)	$(6,803)	$6,916
*  adjusted for non-controlling interest.

Commodity Price Performance

	Three Months Ended September 30,		Nine Months Ended September 30,
(unaudited)	2008	2007	2008	2007
Ethanol sales (million gallons)	65.0	50.0	191.0	132.8
Ethanol sales price per gallon	$2.45	$2.11	$2.43	$2.22

Delivered corn cost per bushel	$6.99	$4.54	$6.48	$4.19
Average basis	$0.71	$0.67	$0.73	$0.64
Corn cost – CBOT equivalent	$6.28	$3.87	$5.75	$3.55

Co-product return % (1)	21.6%	25.3%	22.6%	25.6%
Production commodity margin per gallon (2)	$0.35	$0.99	$0.54	$1.18

(1) Co-product revenue as a percentage of delivered cost of corn
(2) Ethanol sales price per gallon less net cost of corn (delivered cost of corn less co-product revenue)

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